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                                                                   EXHIBIT 10(q)

                      THE DUN & BRADSTREET CORPORATION 1998
                   SPECIAL CORPORATE MANAGEMENT INCENTIVE PLAN

         The Executive Compensation and Stock Option Committee (the "Committee") of the Board of Directors (the "Board") of The Dun & Bradstreet Corporation (along with its subsidiaries, the "Company") currently anticipates that during 1998 the Company will be distributing to its shareholders the voting securities of an entity ("Newco") which is currently wholly owned by the Company. The purpose of this Plan is to promote the interests of the shareholders and all others who benefit by the continuing success of the Company by providing incentive to those executives (the "Executives") whose decisions and actions most significantly affect the growth and profitability of the Company, and whose employment with the Company is expected to continue following the date on which the voting securities of Newco are distributed to the Company's shareholders (the "Spin-off Date").

1.       PARTICIPANTS

         The participants in this Plan will be those Executives whose decisions and actions most significantly affect corporate growth and profitability. The senior officers of the Company shall recommend to the Chief Executive Officer Executives for participation in the Plan and the amount of guideline bonus opportunity for each of them under the Plan.

         To be recommended, an Executive will normally (1) be earning in excess of $100,000 gross compensation, and (2) be an officer of the Company or have a reporting relationship to an officer, or (3) be a general manager of a Company subsidiary, profit center, resource unit or profit center group or have a reporting relationship to a general manager.

         Such recommended Executives as are approved by the Chief Executive Officer shall then be
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recommended to the Committee by the Chief Executive Officer as participants in this Plan as of January 1, 1998.

2.       INCENTIVE AWARDS

         Each participant's guideline bonus opportunity shall be stated as a dollar amount. Participants may earn amounts ("awards") equal to, greater than or less than guideline bonus opportunity as follows:

         (a) Participants who are or who report to officers of the Company (excluding operating unit general managers), shall earn their award on the basis of one or more of (1) the following performance measures (the "corporate performance measures") established by the Committee: earnings per share, net income, operating income, revenue, working capital, return on equity, return on assets, total return to shareholders, average sales growth and cash flow, each of which may be on a corporate-wide basis or with respect to one or more operating units, divisions, acquired businesses, minority investments, partnerships or joint ventures; and (2) priority objectives or other qualitative measures.

         (b) Participants who are or who report to operating unit executives or senior vice presidents (or their functional equivalent) shall earn their award on the basis of a combination of corporate and operating unit or individual performance measures established by the Committee.

         (c) Participants who are or who report to division, profit center or resource unit general managers shall earn their award on the basis of a combination of corporate and operating unit or individual performance measures as recommended by the operating unit executive or senior vice presidents of the Company and as approved by the Chief Executive Officer.

         (d) The Chief Executive Officer shall recommend to the Committee for its approval (1) a minimum amount ("floor"), a target amount ("target") and, if desired, a maximum amount
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("ceiling") for the corporate performance measures, and (2) minimum, target and, if desired, ceiling, performance measures for each Company division, profit center and/or resource unit having employees who are participants in the Plan, provided that the Committee may delegate to the Chief Executive Officer the establishment of the performance measures referred to in this clause (2). Performance measures for individual divisions, profit centers and/or resource units may be consolidated, as appropriate, for the purpose of establishing corporate, operating unit or sub-unit measures. The floor, target and ceiling figures may, but need not, be based upon budgeted operating results, and will be established solely for the purpose of administering the Plan.

         (e) Awards shall be earned as follows in relation to the pre-established performance measures approved by the Committee: no award will be earned unless the performance floor for that portion of the award is exceeded; the guideline bonus opportunity is earned if the target amount is achieved; an amount greater or less than the guideline bonus opportunity can be earned for a level of performance above the performance floor as determined by established performance measures.

         (f) The Chief Executive Officer may adjust individual awards earned under the performance measures upward or downward, by an amount of up to 20% of the participant's guideline bonus opportunity, to account for demonstrated quality of performance or the occurrence of unusual or unforeseen circumstances. The total of Plan awards may not exceed 110% of the total earned amount.

         (g) The sole performance period for the purposes of this Plan shall commence on January 1, 1998 and terminate on the earlier of December 31, 1998 or the Spin-off Date.

3.       MISCELLANEOUS

         (a) Each participant will be notified in writing at the time of his or her approval as a participant, of the amount and terms of his or her salary and guideline bonus opportunity.
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         (b) Payment of any awards earned by participants will be made as soon as practicable after the end of the performance period.

         (c) If a participant dies, retires, is assigned to a different position, is granted a leave of absence or if the participant's employment is otherwise terminated (except with cause by the Company), a pro rata share of the participant's award based on the period of actual participation may, at the Committee's discretion, be paid to the participant after the end of the performance period if it would have become earned and payable had the participant's employment status not changed.

         (d) The Chief Executive Officer may approve participation for promoted, transferred or newly-hired Executives.

         (e) At the end of the performance period, the Committee, on the recommendation of the Chief Executive Officer, may increase or decrease the amount of award payments to any or all participants if in its sole judgment there have been extraordinary occurrences, not anticipated when awards were approved, which have significantly affected earnings or other performance measures.

         (f) This 1998 Special Corporate Management Incentive Plan became effective December 16, 1997, and shall terminate following the payment of awards (as described in Section 3(b)).

4.       AMENDMENTS

         The Committee may amend or discontinue this Plan, but no amendment or discontinuation shall be made which would impair the rights of a participant without the participant's consent.